Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 30, 2011 (except for Note 23 as to which the date is November 1, 2013) with respect to the consolidated financial statements of Aptalis Holdings Inc. contained in the Registration Statement and Prospectus on Form S-1. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ Raymond Chabot Grant Thornton LLP1

Montreal, Québec, Canada

December 23, 2013

[1]	CPA Auditor, CA public accountancy permit no. A105359